Exhibit 99.1

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THE WALL STREET TRANSCRIPT

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CE 22760

October 10, 2005

GERRI HENWOOD

CEO

Auxilium Pharmaceuticals Inc

40 Valley Stream Parkway

Malvern, PA 19355

(484) 321-5900

(484) 321-5996 (fax)

www.auxilium.com

TWST: What’s happened at Auxilium over the past year that investors should focus on?

Ms. Henwood: The last 12 months have been terrific. We have enjoyed significant improvements in market share and in the therapy area with our first marketed product — Testim®. We have moved the pipeline along very nicely. We also raised just over $40 million in a PIPE transaction to both existing and new investors at the end of the second quarter of this year.

TWST: Why did you gain market share?

Ms. Henwood: We are fortunate to have excellent clinical data that supports the effectiveness of our product in this therapeutic area. We’ve also been very active in trying to educate the marketplace about issues in testosterone replacement therapy, opportunities and the medical impact of sustained hypogonadism, which is the condition that Testim is designed to treat. We believe doctors have been responsive to that, and if we can get physicians to try Testim on their patients, they will be happy, and that will reinforce their usage.

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TWST: How big is that market that you’re addressing and what do you see as the opportunity here?

Ms. Henwood: Industry sources such as The Journal of Clinical Endocrinology & Metabolism state that approximately 20% of the men in the United States over the age of 55 have clinical hypogonadism, meaning low testosterone, with associated symptoms such as: loss of libido and certain aspects of sexual function, loss of muscle mass, low energy level and mild depression. We expect that as physicians come to understand the health consequences of this and that Testim can provide a terrific replacement for endogenous testosterone, we will see our market penetration grow. Right now we estimate that only 5% of patients in this cohort of 3 to 4 million men are under treatment. We believe the balance of these cases have not yet been treated, partially due to lack of awareness and diagnosis.

TWST: Why haven’t they been treated? Is it just because there isn’t enough recognition?

Ms. Henwood: As I mentioned, we continue to educate physicians about the condition of hypogonadism and the impact it has on a number of aspects of the patient’s life, including the risk for osteoporosis. There are a lot of important conditions that physicians are treating. It seems to us that it has taken them awhile to understand how this is impacting not only the quality of the patient’s life in terms of sexual function, but also other important areas.

TWST: How are you getting your message out?

Ms. Henwood: We have put a great deal of investment into medical education, using renowned speakers in the field of urology and endocrinology to review their clinical experience and published studies with physicians We feel that’s been having an impact. We’re trying to explain to physicians why our product, Testim, is the best choice.

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TWST: And the message is beginning to get through?

Ms. Henwood: We think it is. We’ve been growing very nicely within the gel segment and stealing some share from our competitor, as well as from some of the other forms of testosterone replacement, such as the patch.

TWST: What sets your product apart from the market leader?

Ms. Henwood: We have the opportunity to use our double blind placebo controlled study to demonstrate to physicians that testosterone is able to provide symptom relief for these patients. In addition, when we have compared ourselves directly in a single dose pharmacokinetic study with AndroGel, the market leader, in a very adequate patient sample, we produce better blood levels. There’s a difference of 30% more testosterone in terms of total testosterone absorption. With free testosterone, which is testosterone that isn’t bound to a protein and may be more available to act at the receptor site, that difference is 47% more with Testim. We believe that getting more of the drug into the blood allows the patient to be treated more economically and enjoy more complete symptom relief, because there is a linear relation between symptom relief and the amount of the drug that is absorbed.

TWST: What do you expect from this product over the next couple of years?

Ms. Henwood: We have seen very good growth in the product over the last two years. Investors can easily check the IMS figures to see that we’ve enjoyed good growth both in total units and in market share this year. We expect a positive growth trend for this product, and we believe that, while we’re not going to suddenly turn into the market leader, we can continue to show healthy growth with this product.

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TWST: What else is on the drawing board?

Ms. Henwood: As we’ve mentioned to investors before, we have a number of products that we think will drive sales in the future We have a portfolio of potential products in the area of transmucosal film delivery of drugs. In this area, we’ve licensed a number of product areas from PharmaForm, the company with whom we are collaborating to develop the invention of this dosage form. We have the rights to use the transmucosal film with hormones, urology products and eight pain candidate products.

The first in terms of advancement is the testosterone film product. We recently announced top line results from the Phase II proof of concept study, which we believe were positive. We hope to scale up production and move into Phase III over the next several quarters. We also have an overactive bladder film product, for which we recently announced Phase I proof of concept results.

In addition, we are working with AA4500, which is our enzyme product for the treatment of excessive scar tissue collection in the conditions of Dupuytren’s Disease and Peyronie’s Disease. We licensed this product about a year ago from BioSpecifics Technology, whom we refer to as BTC. Given the progress that we have made on process improvements in the manufacture of the product, I think some time by about mid-year next year we will be in a position to initiate a Phase III program for Dupuytren’s Disease that would hopefully be the last trial that we would be filing. Dupuytren’s Disease is a condition where excessive collagen forms on the tendons of the hand, causing contractions typically on the last two fingers of the hand, which interferes with functionality. Currently, surgery is the only other alternative for the patient.

The second disease that we have been licensed by BTC to treat is Peyronie’s Disease. Peyonie’s is a scar or hard plaque on the shaft of

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the penis, which causes it to be significantly bent when erect. That interferes with the patient’s ability to engage in intercourse and for some patients, may cause pain on erection. BTC performed clinical trials using AA4500 for the treatment of Dupuytren’s Disease and Peyronie’s Disease, and we believe that the data generated is positive. We think it’s likely that by the middle of next year we will begin a Phase IIb study for Peyronie’s Disease to try to optimize the dosing regimen. At this time, there is no non-surgical approved treatment for either disorder.

TWST: Is there anybody else working in these spaces?

Ms. Henwood: In the case of Peyronie’s Disease, we are not aware of any double-blind trials to demonstrate efficacy for those products that might be new products for treatment of Peyronie’s. We imagine that people will continue to work in that area, but, to date, other products have not demonstrated efficacy. In the Dupuytren’s area, we are not aware of any other drug competitors at this time.

TWST: You’ve got a lot coming up then in the way of trials. Do you have the team to support all of that?

Ms. Henwood: We think we do. We have a very solid team. A number of the folks have had more than 20 years of experience in clinical development in related areas. We believe we have a strong team on the manufacturing side and on the regulatory side as well.

TWST: How about from a financial perspective? Is the funding that you did enough to get you through these trials?

Ms. Henwood: We believe that we’re currently in a good position to be able to execute these trials with the balance sheets that we have now.

TWST: When you sit down at investors at this point, what’s the focus that you get?

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Ms. Henwood: One of the positives is that investors whom we have met have been pleased with the growth that we’ve shown in our commercial product. As our commercial team has grown in sophistication, we’ve been able to produce better results in sales and market share growth. At this point, we don’t feel that we are getting full credit for our pipeline, and we hope that that’s going to change as people begin to understand and size up the opportunities that we have and as we advance our products through the phases of development. I’m a little frustrated with the enterprise value that we have right now because I think we are trading significantly below the valuations for our peer group, and yet we believe we are performing to the Street’s expectations or better.

TWST: Why the differential? Is it size?

Ms. Henwood: I’m sure size has a little bit to do with it. There are some other companies out there who are similar to us but maybe have another $60 million in revenue, which perhaps makes investors feel more comfortable. We hope that continuing to get the word out about the company will result in recognition of the value of our company and our pipeline. We’ve been to a number of financial conferences during the summer, and we’ve been doing lots of one-on-one meetings with investors. We’re very happy to have the opportunity to speak at the Unterberg Conference at the end of this month

TWST: What are the benchmarks or milestones you want to be judged on for the next 18 or 24 months?

Ms. Henwood: Investors can look at the Testim scripts data through IMS or NDC data, so that’s one area where an investor doesn’t have to wait a long time to see how things are going. I think if they were to look at that data and trend it, they would see that to-date we’ve really been performing very well. In addition, as we get into the

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latter part of the this year and the first half of next year, there will be milestones on the development side that we will announce as we go into Phase III trials for the major pipeline opportunities.

TWST: What’s the risk at this juncture?

Ms. Henwood: One is never without risk with respect to development opportunities. However, we believe that we have a risk balanced pipeline portfolio. There is risk associated with continuing to be effective in growing our market share for Testim and continuing to have an impact on market growth in that area, which we believe will happen. I think we do a pretty good job of laying out the risks that we see in our quarterly and annual filings with the Securities and Exchange Commission. To understand the risk associated with us, investors should really take the time to read those risk factors.

TWST: Thank you. (TJM)

Safe Harbor Statement

This published interview contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the manufacture and supply of Testim, products in development for treatment of Peyronie’s and Dupuytren’s Diseases, and products in development for androgen replacement, overactive bladder and pain using a transmucosal film delivery system; the factors that may drive future Testim prescription, sales, market share and market growth; institutional investor support of the Company; the interpretation of clinical results; the timing of the commencement and completion of clinical trials; competitive developments affecting our products; and the success of our development activities. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 under the heading “Factors That May Affect Our Future Results”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently

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believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this publication. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.